EXHIBIT 4

VOTING AGREEMENT

June 13, 2013

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148

Ladies and Gentlemen:

Concurrently with. the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Florida corporation (“FNB”), and BCSB Bancorp, Inc., a Maryland corporation (“BCSB”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby BCSB will merge with and into FNB (the “Merger”) and shareholders of BCSB will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to FNB’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)  As of the date of this Voting Agreement, I, or entities over which I share control, have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of shares of common stock, par value $0.01 per share, of BCSB (the “BCSB Common Stock”), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of shares of BCSB Common Stock set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b)  As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of BCSB, (ii) securities of BCSB convertible into or exchangeable for shares of capital stock or voting securities of BCSB or (iii) options or other rights to acquire from BCSB any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BCSB. The BCSB Common Stock listed on Appendix A, together with all BCSB Common Stock that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c)  At the BCSB Shareholders Meeting and at any other meeting of BCSB shareholders, however called, and on every action or approval by written consent of shareholders of BCSB, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use reasonable efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d)  During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use reasonable efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e)  I agree that BCSB shall not be bound by any attempted sale of any BCSB Common Stock over which I have sole voting and dispositive power, and BCSB’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f)  I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g)  Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership: (a) to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement; (b) transfers for estate and trust planning and related tax planning purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to be bound by the terms of this Voting Agreement; (c) transfers by will or operation of law; and (d) such transfers as FNB may otherwise permit in its sole discretion.

I am signing this Voting Agreement solely in my capacity as a shareholder of BCSB and as an optionholder and/or warrantholder, if I am such, and not in any other capacity, such as a director or officer of BCSB or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of BCSB Common Stock and (b) nothing herein shall be construed to limit, prevent or otherwise affect any action or inaction by me or any of my representatives, as applicable, in serving on. BCSB’s Board of Directors or as an officer of BCSB, in acting in my capacity as a director, officer or fiduciary of BCSB or in exercising my fiduciary obligations in the context of a Superior Proposal.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the BCSB shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) FNB and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an  express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement. My obligations under this Voting Agreement shall be binding upon my heirs, executors, administrators, personal representatives, successors and permitted assigns.

I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

/s/ Richard J. Lashley
Richard J. Lashley

Address:        PL Capital, LLC
466 Southern Blvd.
Adams Building
Chatham, NJ  07928

Facsimile:       973-360-1720

RLashley@PLCapitalLLC.com

Acknowledged and Agreed:

F.N.B. CORPORATION

By:          /s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.,
President and Chief Executive Officer

Address:               One F.N.B. Boulevard
Hermitage, PA 16148
Facsimile: (724) 983-3515

Dated:          __________________________, 2013

[Signature page to Voting Agreement]

Appendix A

Number of Shares Held (excluding stock options):  313,392

This amount includes:
520	shares over which I have sole voting power
312,872	shares over which I have shared voting power
520	shares over which I have sole dispositive power
312,872	shares over which I have shared dispositive power

Number of Stock Options Held:  3,625

A-1